Exhibit 99.1

Orient Paper, Inc. Reports Financial Results for First Quarter 2015

BAODING, China, May 13, 2015 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the first quarter ended March 31, 2015.

Financial Highlights:

US$ million	1Q 2015	YOY Change
Revenues	26.5	2.9%
- Regular Corrugating Medium Paper ("CMP") *	16.5	-3.5%
- Light-Weight CMP**	3.2	N/A
- Offset Printing Paper	6.8	-7.6%
Gross profit	5.0	6.8%
Gross margin	18.8%	0.7	pp
- Regular CMP	17.4%	1.4	pp
- Light-Weight CMP**	27.7%	N/A
- Offset Printing Paper	18.1%	-3.3	pp
Income from Operations	3.3	-12.8%
Net income	2.1	-16.9%
EBITDA	6.0	5.3%

Note: *Products from PM6 production line **Products from the newly renovated PM1 production line Pp represents percentage points.

Key Highlights for First Quarter 2015:

•	Revenue up 2.9% YoY to US$26.5 million
•	Total CMP (corrugating medium paper) revenue and volume sold up 15.2% and 17.5%, respectively

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, "We are pleased with our first quarter financial performance as we experienced year-over-year top line growth, which was primarily driven by the continued market acceptance of our Light-Weight CMP products. Our revenue growth was notable because there were no sales of our digital photo paper products due to the production line relocation and our offset printing paper products experienced a decrease in sales volume due to a temporary interruption in production resulting from maintenance performed on one of our offset printing paper production lines inMarch 2015."

Mr. Liu continued, "In the first quarter, we continued to focus on the establishment of our tissue paper production operation and relocation of our digital photo paper production lines. As we announced in the middle of April 2015, the installation of the packaging production lines have been completed and we have already launched the trial production, nearly two months ahead of our original schedule. We continue to see good progress and are on schedule to begin commercial production of our tissue paper products by early June. We are also making good progress on the relocation of our digital photo paper production lines, which are on track to resume production in the second half of this year. With the pricing environment expected to remain relatively stable in the second half of 2015, we believe these two products will be important drivers of our growth in the second half of 2015 and beyond."

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Financial Review:

First Quarter 2015 Financial Results compared with First Quarter 2014

The table below summarizes changes in revenues, sales volumes, and average selling prices ("ASPs") for 1Q 2015:

	Sales Volumes (Tonnes)	YOY Change	Revenue (US$ millions)	YOY Change	ASP (US$)	YOY Change
- Regular CMP	44,770	-1.3%	16.5	-3.5%	369	-2.1%
- Light-Weight CMP	8,501	N/A	3.2	N/A	376	N/A
- Offset Printing Paper	9,874	-9.1%	6.8	-7.6%	689	+1.6%

Revenue

Total Revenue in the first quarter of 2015 was $26.5 million, an increase of 2.9% from $25.8 million in the prior year period.  The revenue increase was mainly due to revenue from our new Light-Weight CMP product, which was partially offset by the absence of revenue from the digital photo paper due to the production line relocation.  Total CMP sales were up year over year.

CMP

•	Revenue from CMP increased 15.2% year over year to $19.7 million, representing 74.3% of total revenue.
•	Of the total CMP sales, $3.2 million was generated by Light-Weight CMP and $16.5 million was generated by Regular CMP.
•	Total volume of CMP sold was up 17.5% year over year to 53,271 tonnes. Regular CMP volume sold was down 1.3% year over year to 44,770 tonnes, while volume sold for the new product Light-Weight CMP totaled 8,501 tonnes.
•	Regular CMP ASP decreased by 2.1% to $369/tonne.
•	Light-Weight CMP commands a slight premium to Regular CMP, with an ASP of $376/tonne.

Offset Printing Paper

•	Revenue from offset printing paper decreased 7.6% year over year to $6.8 million, representing 25.7% of total revenue, due to reduced volume.
•	Volume sold was down 9.1% year over year to 9,874 tonnes, mainly due to a temporary interruption in production resulting from maintenance performed on the PM3 production line in March 2015.
•	ASP increased 1.6% year over year to $689/tonne.

Digital Photo Paper

•	Production of digital photo paper is suspended while our production facilities are being relocated pursuant to the regulatory mandates by the Xushui county government.
•	No digital photo paper sales were made in the first quarter of 2015.

Cost of Sales and Gross Profit

Cost of Sales in the first quarter of 2015 was $21.5 million, up 2.1% year over year.  The increase was primarily due to the addition of the cost of sales of Light-Weight CMP. Cost per tonne of Light-Weight CMP was $272, while cost per tonne of Regular CMP was$305, a 3.8% decrease as a result of declining raw material prices. Cost per tonne for offset printing paper increased by 6.0% to$564.

Gross profit in the first quarter of 2015 was $5.0 million, up 6.8% year over year.  Gross margin was 18.8%, up from 18.1% in the same quarter a year ago. Gross profit margins for Regular CMP, Light-Weight CMP, and offset printing paper were 17.4%, 27.7% and 18.1%, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") were $1.7 million for the first quarter of 2015, up 87.7% from $0.9 million for the first quarter of 2014.  The increase was primarily due to the increase in the depreciation costs associated with disassembling the digital photo production lines for relocation that was charged to SG&A and the property, plant and equipment in our Wei County Industrial Park.

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Income from Operations

Income from operations was $3.3 million for the first quarter of 2015, down 12.8% from$3.8 million in the same quarter a year ago.

Net Income

Net income was $2.1 million, down 16.9% from $2.5 million in the same quarter a year ago.

Basic and diluted earnings per share for the first quarter of 2015 were $0.10, compared to $0.14 for the corresponding period of 2014.

EBITDA

Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $6.0 million, up from $5.7 million in the first quarter of 2014.  EBITDA is a non-GAAP financial measure. Please see Note 2 for the reconciliation of Net Income to EBITDA.

Cash, Liquidity and Financial Position

As of March 31, 2015, cash and cash equivalents were $2.5 million, compared to $3.9 million at the end of 2014. Net cash used in operating activities was $2.0 million for the first quarter of 2015, compared with $7.8 million of net cash provided by operating activities in the first quarter of 2014.

The net working capital deficit was $17.6 million at March31, 2015, resulting from $23.3 million of current assets and $40.9 million of current liabilities.  The Company believes that it can successfully secure financing to meet all working capital and capital expenditure needs for the next twelve months.  However, there can be no guarantee that the Company will succeed in raising additional capital. Therefore, the working capital deficit raises a substantial doubt about the ability of the Company to continue as going concern.

As of March 31, 2015, short-term debt was $22.4 million, including notes payable of $10.1 million, and current capital lease obligations were $11.9 million.  Long-term debt was $15.5 million, and non-current capital lease obligations were $4.1 million.  Debt (including capital leases) represents 23% of total capitalization, which the Company believes, is within a normal range for the paper industry in China.

Operations and Business Updates

Expansion into Tissue Paper Market

The Company is building production facilities in the Wei County Industrial Park in Hebei Province for tissue paper production. The Company completed the installation of the tissue paper packaging equipment and commenced trial production in mid-April 2015. Construction of the factory and associated infrastructure is progressing, and the production of tissue paper is scheduled to begin by early June 2015.

Relocation of Digital Photo Paper Production

The Company is relocating its digital photo paper production lines from its Headquarters Compound to a new location across the street from the Company's Xushui Paper Mill ("Xushui Mill Annex").  Currently, the two production lines have been disassembled, equipment has been moved to the Xushui Mill Annex, and almost all of the equipment has been installed.  The Company anticipates completing the installation of electrical and steam infrastructure over the next couple of months. Paper production is expected to resume in the second half of 2015. The Company estimates the cost of relocation to be approximately $1.6 million. Building construction cost at the Xushui Mill Annex is estimated to be an additional $7.5 million for 2015 and 2016.  As of March 31, 2015, the Company has entered into contracts related to the relocation of the digital photo paper production lines for approximately $4.7 million.

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Conference Call

The Company will host a conference call at 8:00 am US Eastern Time (5:00 am US Pacific Time/8:00 pm Beijing Time) on Thursday, May 14, 2015, to discuss its financial results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

Mainland China:	400-120-0654
Hong Kong:	800-906-606
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	3407 0256

A replay of this conference call will be available by dialing:

Mainland China:	400-632-2162 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-9003-4211
Passcode:	3407 0256

The replay will be archived for fourteen days following the earnings announcement until May 28, 2015.

This conference call will be broadcast live over the Internet and can be accessed by clicking http://www.orientpaperinc.com/ . Please access the link at least fifteen minutes prior to the call to register, download, and install any necessary audio software. A replay will be available by accessing the same link for one year shortly after the call.

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including digital photo paper and tissue paper that the company is currently expanding into.

With production based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjinregion, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. (For more information, please visit http://www.orientpaperinc.com)

Note 1: Production Facilities of Orient Paper

Production Line#	Paper Product	Designed Capacity (tonnes/year)	Location
PM1	Corrugating medium paper	60,000	Xushui County, Baoding city, Hebei province
PM2	Offset printing paper	50,000
PM3	Offset printing paper	40,000
PM4*	Digital photo paper	**	Xushui County, Baoding city, Hebei province
PM5*	Digital photo paper	**
PM6	Corrugating medium paper	360,000	Xushui County, Baoding city, Hebei province
PM7*	Specialty paper	10,000
PM8*	Tissue paper	15,000	Economic Development Zone in Wei County, Hebei Province
PM9*	Tissue paper	15,000
*: Being relocated, under renovation or construction, or in the planning stage. **: PM4 and PM5 have a total coating capacity of 2,500 tonnes per year.

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Note 2: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release also includes a discussion of EBITDA, a non-GAAP financial measure as defined by the SEC. The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA
(Amounts expressed in US$)

(in millions)	For the Three Months Ended March 31
	2015	2014
Net income	$2.1	$2.5
Add: Income tax	0.8	1.0
Add: Net interest expense	0.6	0.3
Add: Depreciation and amortization	2.5	1.9
EBITDA	$6.0	$5.7

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the plan to resume digital photo paper production and sales; anticipated launch of the tissue paper production and sales,  the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

ICR, LLC

Bill Zima

Tel: +1 (203) 682-8200

Email: bill.zima@icrinc.com

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ORIENT PAPER, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Revenues	$26,504,344	$25,753,864

Cost of Sales	(21,517,611)	(21,083,028)

Gross Profit	4,986,733	4,670,836

Selling, general and administrative expenses	(1,706,392)	(908,916)

Income from Operations	3,280,341	3,761,920

Other Income (Expense):
Interest income	48,808	5,397
Subsidy income	230,043	—
Interest expense	(648,218)	(275,292)

Income before Income Taxes	2,910,974	3,492,025

Provision for Income Taxes	(805,485)	(958,731)

Net Income	2,105,489	2,533,294

Other Comprehensive Income:
Foreign currency translation adjustment	(667,546)	(1,375,490)

Total Comprehensive Income	$1,437,943	$1,157,804

Earnings Per Share:
Basic and Fully Diluted Earnings per Share	$0.10	$0.14

Weighted Average Number of Shares
Outstanding - Basic and Fully Diluted	20,316,400	18,753,900

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ORIENT PAPER, INC. CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2015 AND DECEMBER 31, 2014 (Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS

Current Assets
Cash and cash equivalents	$2,544,567	$3,891,473
Restricted cash	5,047,052	8,873,999
Accounts receivable (net of allowance for doubtful accounts of $77,970 and $76,125 as of March 31, 2015 and December 31, 2014, respectively)	3,820,506	3,730,123
Inventories	10,931,611	7,139,599
Prepayments and other current assets	941,251	2,919,668
Deferred tax assets - current	6,018	—

Total current assets	23,291,005	26,554,862

Prepayment on property, plant and equipment	1,484,810	1,490,440
Property, plant, and equipment, net	209,095,769	208,213,198
Recoverable VAT	3,089,938	3,228,075
Deferred tax asset – non-current	424,900	281,010

Total Assets	$237,386,422	$239,767,585

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term bank loans	$9,768,487	$9,805,524
Current portion of long-term loans from credit union	146,527	147,083
Current portion of long-term loan from a related party	2,377,962	2,386,978
Current obligations under capital lease	11,898,798	12,258,488
Accounts payable	839,255	—
Notes payable	10,094,103	16,113,744
Due to a related party	267,741	227,900
Accrued payroll and employee benefits	354,644	492,765
Other payables and accrued liabilities	3,506,683	2,400,523
Income taxes payable	1,591,192	637,143

Total current liabilities	40,845,392	44,470,148

Loans from credit union	5,738,986	5,760,745
Loan from a related party	9,768,487	9,805,524
Deferred gain on sale-leaseback	577,302	695,389
Long-term obligations under capital lease	4,072,946	4,090,413

Total liabilities	61,003,113	64,822,219

Commitments and Contingencies

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 20,316,400 shares issued and outstanding as of March 31, 2015 and December 31, 2014	20,316	20,316
Additional paid-in capital	49,218,982	49,218,982
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income	16,353,619	17,021,165
Retained earnings	104,709,818	102,604,329

Total stockholders' equity	176,383,309	174,945,366

Total Liabilities and Stockholders' Equity	$237,386,422	$239,767,585

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ORIENT PAPER, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Cash Flows from Operating Activities:
Net income	$2,105,489	$2,533,294
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,514,884	1,938,794
Allowance for/(Recovery from) bad debts	2,132	(7,654)
Deferred tax	(150,970)	163,509
Changes in operating assets and liabilities:
Accounts receivable	(106,604)	398,185
Prepayments and other current assets	2,093,569	305,382
Inventories	(3,818,979)	(1,572,609)
Accounts payable	839,255	45,697
Notes payable	(5,958,777)	4,249,964
Accrued payroll and employee benefits	(136,260)	(61,855)
Other payables and accrued liabilities	(315,737)	(866,457)
Income taxes payable	956,456	699,672
Net Cash (Used in)/Provided by Operating Activities	(1,975,542)	7,825,922

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(15,972)	(4,703)
Payment for construction in progress	(2,655,675)	(2,960,341)
Net Cash Used in Investing Activities	(2,671,647)	(2,965,044)

Cash Flows from Financing Activities:
Proceeds from related party loans	80,000	123,500
Repayment of related party loans	(80,000)	(123,500)
Payment of capital lease obligation	(471,459)	(6,039)
Decrease/(Increase) in restricted cash	3,793,429	(2,075,943)
Net Cash Provided by/(Used in) Financing Activities	3,321,970	(2,081,982)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(21,687)	(69,833)

Net (Decrease)/Increase in Cash and Cash Equivalents	(1,346,906)	2,709,063

Cash and Cash Equivalents - Beginning of Period	3,891,473	3,131,163

Cash and Cash Equivalents - End of Period	$2,544,567	$5,840,226

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized cost	$302,281	$111,290
Cash paid for income taxes	$—	$95,550

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